As filed with the Securities and Exchange Commission on April 23, 1998
                             --Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           FINET HOLDINGS CORPORATION
                 (Exact name of issuer specified in its charter)

              DELAWARE                      94-3115180
          (State of incorporation) (I.R.S. Employer Identification No.)


                          3021 CITRUS CIRCLE, SUITE 150
                         WALNUT CREEK, CALIFORNIA 94598
                    (Address of Principal Executive Offices)

                                 JAN C. HOEFFEL
                                    PRESIDENT
                           FINET HOLDINGS CORPORATION
                          3021 CITRUS CIRCLE, SUITE 150
                         WALNUT CREEK, CALIFORNIA 94598
                                 (510) 988-6550
          (Name and Address and Telephone Number of Agent for Service)

                                   COPIES TO:

                              ROGER S. MERTZ, ESQ.
                                SEVERSON & WERSON
                       ONE EMBARCADERO CENTER, 26th FLOOR
                         SAN FRANCISCO, CALIFORNIA 94111


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                                          CALCULATION OF REGISTRATION FEE
 Title Of Each Class Of                               Proposed Maximum       Proposed Maximum
    Securities To Be             Amount To Be          Offering Price      Aggregate Offering            Amount Of
        Registered              Registered(1)           Per Share(2)             Price(2)           Registration Fee(3)
------------------------        -------------         ----------------     --------------------     -------------------
Common Stock issuable
upon conversion of
Debentures                       3,167,570                  $3.32               $10,516,332                $3,102

Common Stock issuable              100,000                  $5.71                  $571,000                  $168
upon exercise of Warrants           37,500                  $4.88                  $183,000                   $54

Total                                                                                                      $3,324



(1) Shares of the Registrant's Common Stock, $0.01 par value per share, are being registered for resale on behalf of certain selling security holders. Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Company's 3% Subordinated Convertible Debentures (the "Debentures") and exercise of Warrants issued in connection with the issuance of the Debentures (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions or (ii) by reason of changes in the conversion price of the Debentures in accordance with the terms thereof.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) The fee with respect to these shares has been calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the average of the bid and asked prices per share of the Registrant's Common Stock on April 17, 1998, as quoted on the NASDAQ SmallCap Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                   SUBJECT TO COMPLETION, DATED APRIL 23, 1998

                                   PROSPECTUS

                           FINET HOLDINGS CORPORATION

                             3,305,070 Common Shares

This Prospectus relates to 3,305,070 shares of the Common Stock, $0.01 par value (the "Common Stock" or "Common Shares"), of Finet Holdings Corporation, a Delaware corporation (the "Company"), which will be resold by the persons listed herein as the Selling Shareholders (the "Selling Shareholders" or "Selling Security Holders"). The Common Shares are being offered hereunder for the respective accounts of the Selling Security Holders and will be sold from time to time by the Selling Security Holders in the over-the-counter market or otherwise at prevailing market prices or in negotiated transactions. A total of 3,167,570 shares are issuable by the Company to the Selling Security Holders upon the conversion of 3% Subordinated Convertible Debentures (sold in two tranches) due March 18 and April 20, 2001 in the principal amount of $5,500,000 (the "Debentures") (the "Debenture Shares"), and a total of 137,500 shares are issuable to the Selling Security Holders upon exercise of Common Stock Purchase Warrants (the "Warrants") (the "Warrant Shares"). The Debenture Shares and the Warrant Shares are collectively referred to herein as the "Securities." Holders of the Debentures have the right to convert 100% of the aggregate principal amount of Debentures held by such holders, at any time after September 18, 1998 with regard to the First Tranch Debentures and at any time after October 20, 1998 with respect to the Second Tranch Debentures. The Warrants are immediately exercisable at an exercise price of $5.71 per share of Common Stock for the First Tranch and $4.88 for the Second Tranch, subject to adjustment. As of the date of this Prospectus, no portion of the Debentures had been converted and none of the Warrants had been exercised. The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being borne by the Company. The Company will not receive proceeds from the sale of the Securities by the Selling Security Holders of the shares of Common Stock to which this Prospectus relates. Upon the exercise of a Warrant, the Company will receive the applicable exercise price per share from the Selling Security Holder. The Company will use such proceeds, if any, to increase working capital.

The number of shares of Common Stock issuable upon conversion of the Debentures is determined by dividing the aggregate principal amount, plus any accrued interest at 3% per annum and certain other possible obligations, by the lesser of (i) $5.00 per share, or (ii) 78% (the "Applicable Discount") of the average of the closing bid price for the Company's Common Stock for the 10 consecutive trading days ending on the trading day immediately preceding such conversion date.

For purposes of this Registration Statement the Company has computed the number of shares issuable pursuant to each Tranch as follows. $4,000,000 in Debentures were sold in the First Tranch and $1,500,000 in the Second. The number of shares issuable pursuant to conversion of the First Tranch is computed by dividing the aggregate principal and interest at maturity of $4,360,000 by $2.97. The $2.97 figure assumes a 78% discount rate and a conversion price of $3.81. The Second Tranch number is computed by dividing the aggregate principal and interest at maturity of $1,635,000 by $2.54, the latter number assumes a 78% discount rate and a conversion price of $3.25. Pursuant to registration rights agreements with the Selling Security Holders, the Company is registering 150% of what is convertible based on the foregoing computations.

The Common Shares offered hereby were acquired by the Selling Security Holders from the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared for the purpose of registering the Common Shares under the Act to allow for future sales by the Selling Security Holders to the public without restriction. To the knowledge of the Company, the Selling Security Holders have made no arrangement with any brokerage firm for the sale of the Common Shares. The Selling Security Holders may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Common Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

Information   contained  herein  is  subject  to  completion  or  amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these Securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The Common Stock of the Company is traded on the NASDAQ SmallCap Market under the symbol "FNHC." On April 21, 1998, the last reported sale price for the Common Stock was $3.75 per share.

THE COMMON SHARES OFFERED  HEREBY  INVOLVE A HIGH DEGREE OF RISK.
SEE "RISK  FACTORS"  BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    This Prospectus is dated April 23, 1998

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


The Prospectus, including all documents incorporated by reference, includes "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this Prospectus reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically an absence of significant revenues, a history of losses, no assurance that technology can be completed or that it will not be delayed, significant competition, the uncertainty of proprietary rights, the uncertainty as to indemnification risks, possible adverse effects of future sales of shares on the market, trading risks of low-priced stocks and those other risks and uncertainties discussed herein, that could cause actual results to differ materially from historical results or those anticipated. In this Prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify forward-looking statements. Readers are cautioned to consider the specific risk factors described herein and in "Risk Factors," and not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may arise after the date hereof. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.


                              AVAILABLE INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission") as a "Small Business Issuer" pursuant to Regulation S-B of the Commission. The Company has filed a Registration Statement (which term shall include all amendments thereto) on Form S-3 under the Securities Act with the Commission with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

With respect to each report or other information filed with the Commission pursuant to the Exchange Act, and such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, and each such statement is deemed to be qualified in all respect by such reference. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained form the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is subject to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and proxy statements, filed by the Company with the Commission have been or will be filed electronically. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.


                      INFORMATION INCORPORATED BY REFERENCE


The following documents, each of which has been filed with the Commission, are incorporated by reference into this Prospectus:

         (i) the Company's Annual Report on Form 10-KSB/A for the fiscal year ended April 30, 1997 (the "Annual Report")

         (ii) the Company's Quarterly Reports on Form 10-QSB for the quarters ended July 31, 1997, October 31, 1997 and January 31, 1998;

         (iii)     the Company's 1997 Proxy Statement on Schedule 14A; and

         (iv) the Company's Current Reports on Form 8-K, filed January 6, 1998, January 15, 1998, April 6, 1998 and a Form 8-K/A filed March 4, 1998.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as to modified and superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus, excluding exhibits. Written or telephone requests for such documents should be directed to the Chief Financial Officer of the Company at its principal executive offices.


                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. AS USED HEREIN, THE "COMPANY" MEANS FINET HOLDINGS CORPORATION TOGETHER WITH ITS CONSOLIDATED SUBSIDIARIES.


THE COMPANY

Finet is an electronic financial services company serving the residential real estate market. The Company is organized around two electronic commerce groups:
Technology Systems and Services ("TS&S") and Homeowner Services ("HS"). Through its subsidiary, The Property Transaction Network, homebuyers are provided with a one-stop platform for electronically finding and financing a home. Finet's mortgage financing activities are conducted through two subsidiaries: Monument Mortgage, Inc., which originates, services and sells mortgage loans, and PreferenceAmerica Mortgage Network, an electronic mortgage broker with retail call centers providing access to the Property Transaction Network. Finet is currently in negotiations to acquire two mortgage banking companies: MICAL Mortgage, Inc. and Coastal Federal Mortgage Company. Coastal, a New Jersey corporation, is active in 16 Eastern states as a mortgage banker and broker. MICAL, a California corporation, is a full service mortgage banker operating in
18 states and  specializing in FHA and VA loans.   Pursuant to a pledge and
security agreement, as of April 20, 1998 Finet has lent MICAL $1,311,950, which loan is secured by all of MICAL's assets. The acquisitions are planned to be completed on or before May 1, 1998, however there can be no certainty that either or both acquisitions will be successfully closed.

The residential mortgage market totaled over $3.6 trillion in 1995 and is the second largest debt market in the world, exceeded only by the United States Treasury market. The real estate services industry is highly fragmented, with approximately 10 million independent providers, including realty, appraisal, title search and verification, financing, escrow, inspections, and insurance services. Until very recently, this diverse and geographically dispersed group relied upon traditional channels of communicating with each other, with the result that homebuying has been a paper-intensive, costly, often months-long process. Technology is revolutionizing this process by more easily and cheaply connecting the parties to the home acquisition and financing transaction.

Finet's business strategy is to combine emergent technologies with its own proprietary systems to offer, via the Internet, all the essential services required by prospective homebuyers to acquire a new home or refinance an existing home.

The Property Transaction Network ("PTN") provides monthly fee-based electronic connectivity services to realtors who acquire the Agent Connector, Finet's proprietary, multi-media software, which operates in a vendor-neutral environment on a realtor's camera-equipped laptop computer. The PTN offers, among other services, the ability to take prospective home buyers on electronic property tours, and private Web sites that consumers can access to check on the status of their mortgage application. The PTN streamlines the loan application and approval process and permits prospective homebuyers to: (a) connect with trained mortgage loan personnel via user friendly workstations located in Finet's Service Center; (b) complete the loan application directly on screen; and (c) access lender programs anywhere in the country. PTN derives its revenue from monthly realtor fees and advertising service fees.

PreferenceAmerica Mortgage Network ("PAMN") is a mortgage broker and Finet's primary retail sales operation. It operates in call centers that take telephone, fax, video conference and Internet calls from individuals and PTN realtors and, as appropriate, directs the resulting transaction to the many mortgage lenders with which it has brokerage relationships, including Monument Mortgage, Inc. ("MMI").

MMI is an independent mortgage banker and loan seller/servicer. It develops loan programs, offers loan rates in competition with other residential real estate lenders, and matches any lenders' APR on comparable loans. MMI also purchase, sells and manages mortgage loan portfolios. It currently is Finet's largest business unit and source of revenues, which are primarily from the sale of loans in the secondary mortgage market and from the servicing and sale of mortgage loans. MMI operates in 17 states and is the largest user of Fannie Mae's Desktop Originator/ Underwriter software systems in the Western United States.

The proposed acquisitions of Coastal and MICAL will allow Finet to originate mortgage loans on a near nationwide basis. Complementing Finet's small sub-prime brokerage unit, Coastal concentrates in placing sub-prime mortgage loans for the 30% or more of borrowers with impaired credit. In 1997 Coastal originated over $100 million of such loans. Approximately 65% of MICAL's loan originations are VA and FHA loans, an area in which Finet seeks to become active. MICAL currently originates a total of approximately $70 million in loans per month. The acquisitions are planned to be completed on or before May 1, 1998, however there can be no assurance that either or both acquisitions will be successfully completed.

SECURITIES OFFERED

No securities will be offered or sold by the Company pursuant to this Prospectus, which relates solely to the resale of 3,305,070 shares of the Common Stock of the Company held and beneficially owned by persons listed herein as the Selling Security Holders. The Common Shares are being offered hereunder for the respective accounts of the Selling Security Holders and will be sold from time to time by the Selling Security Holders in the over-the-counter market or otherwise at prevailing market privies or in negotiated transactions. See "Plan of Distribution," "Selling Security Holders" and "Description of Capital Stock."

OUTSTANDING SHARES

As of April 14, 1998, 30,639,184 shares of the Company's Common Shares are outstanding. See "Description of Capital Stock."

COSTS; USE OF PROCEEDS

The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being borne by the Company. The Company will receive no proceeds from the sale of the Common Shares by the Selling Security Holders. Upon the exercise of a Warrant, the Company will receive the applicable exercise price per share from the Selling Security Holder. The Company will use such proceeds, if any, to increase working capital.

RISK FACTORS

The Securities offered involve a high degree of risk.  See "Risk Factors."

                                  RISK FACTORS

HISTORY OF LOSSES

Finet has been operating in the residential mortgage brokerage business since December, 1991 and has incurred net losses in each quarter since that date. To date, the Company's losses have been funded by loans and invested capital. Current management believes that Finet's losses were primarily attributable to earlier business practices, including the costs of leasing, staffing and equipping branch offices, the lack of profit/loss accountability by branch managers, excessive loan agent commissions, and the costs of building and housing, in advance, an executive and management organization sufficient to support the significantly larger operation the Company had hoped to achieve but did not. In 1994 and 1995, losses were exacerbated by rapidly rising interest rates and an attendant decline in loan originations.

The Company has since changed its operating structure and management, cut expenses and personnel significantly, and reduced its losses in 1996, however as of December 31, 1996 its revenues were still insufficient to cover its operating expenses, at which time it acquired Monument Mortgage, Inc. (MMI) and its affiliate PreferenceAmerica Mortgage Network. The acquisition of MMI, a mortgage banker, was a reverse acquisition whereby MMI's historical financial statements became the Company's financial statements for accounting purposes. MMI was profitable from 1988 through the fiscal year ended April 30, 1996, however, combined with Finet's operations following its acquisition, MMI posted a loss of $3,168,265 for the fiscal year ended April 30, 1997. MMI's profitability during this period varied in accordance with the cycles of interest rate increases and loan origination declines, that is, as interest rates increased originations tended to decline, and vice versa. Since the peak of the mortgage loan refinancing market in 1993, MMI's operating results gradually declined to a $1.9 million loss for the fiscal year ended April 30, 1997. PAMN has been in the startup phase and has incurred losses to date. There can be no assurance that the Company will not continue to incur losses or that it will be able to achieve significant revenues or profitability in the future. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in the Company's 1934 Act reports incorporated by reference herein for a discussion of the operating history and financial circumstances of the Company.

GOING CONCERN QUALIFICATION

During every Company December 31 fiscal year end through 1995, the reports of the Company's accountants on the financial statements of the Company contained a qualification as to the uncertainty of the Company's ability to continue as a going concern. See "Experts." The Company changed its fiscal year end from December 31 to April 30 immediately following the reverse acquisition by the Company of Monument Mortgage, Inc. on December 31, 1996. The Company's accountants removed the going concern qualification in the annual report for the fiscal year ended April 30, 1997. However, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in connection with the development and marketing of new products or services. The Company's accountants have informed management that they are evaluating whether the audit opinion for the Company's fiscal year ended April 30, 1998 will contain a going concern qualification.

POSSIBLE NEED FOR ADDITIONAL FINANCING

To achieve the sustained growth envisioned, the Company will require significant capital and other resources which the Company does not currently possess. The Company anticipates continuing to incur operating losses for the remainder of 1998, and until such time, if ever, as the Company's operations generate sufficient revenue to offset its costs. The Company expects to incur substantial expenses principally as the result of the various costs associated with corporate acquisitions, implementation of a sales and marketing program and distribution channels, recruitment and training of personnel and other operating activities. The Company issued equity and debt securities in fiscal 1996, 1997 and 1998 to finance its operations, and is exploring the possibility of additional equity issuances in the first quarter of fiscal 1999. The Company has no commitments from others to provide such additional financing and there can be no assurance that any such additional financing will be available if needed or, if available, will be on terms acceptable to the Company.

NEED FOR ADDITIONAL PERSONNEL

The Company's ability to grow will depend in part upon its ability to attract and retain experienced professionals to staff a significant expansion of its activities. There can be no assurance that the Company will not need to hire additional management and other personnel to meet its long term goals or that the Company will be able to find and attract qualified persons to fill such additional positions.

CYCLICAL INDUSTRY

The residential real estate and mortgage business is dependent upon the sale and refinancing of residential real estate and on mortgage loan interest rates and is, therefore, a cyclical industry. Shifts in the economy as well as in residential real estate values generally affect the number of home sales and new housing starts. As the number of home sales increases, the need for mortgage loan financing increases, and as the number of home sales decreases, so does the need for mortgage loan financing. Declining interest rates generally increase mortgage loan financing activity as home owners refinance existing mortgage loans to obtain the benefits of the lower interest rates. Increasing interest rates discourage refinancing and generally have a negative effect on the number of home sales. The volume of closed loan originations, and consequently of revenues, will, in part, be dependent on the level of and trend in interest rates and, therefore, the Company's earnings could be adversely affected.

The effect of interest rate changes tends to be greater on the market for refinancing loans than on purchase loans, in that refinancing is voluntary and motivated primarily by the opportunity to lower financing costs, whereas purchasers are motivated by a need or desire for a new home. The annual volume of new purchase loans is relatively stable, whereas the annual volume of new refinance loans is quite volatile. Realtors are primarily involved in purchase transactions, whereas refinancings are the province of lenders and mortgage brokers. A major thrust of the Company's business strategy is developing relationships with realtors, which is intended to provide a more stable flow of loan originations. However, no assurances can be given as to future interest rate trends, their impact on the Company's business, or the Company's ability to manage its business mix.

MARKET ACCEPTANCE BY CUSTOMERS AND SERVICE PROVIDERS

The Company's revenues are, and will be, derived primarily from fees for services related to the purchase and financing of homes. The Company's revised business strategy is materially different than its earlier operations. Therefore, the success and growth of the Company cannot be forecast with confidence and will depend upon the acceptance of the Company's approach by customers and service providers, including Realtors, lenders, brokers, settlement services providers and homeowner services firms. While the initial acceptance of its new approach appears favorable to date, there can be no assurance of such acceptance generally and, therefore, no assurance that the Company will be able to achieve its plans for growth. Although the Company has established relationships with a number of national service providers (i.e., who operate in various areas throughout the country), to operate successfully in other geographical areas, the Company also will have to develop relationships with regional and local providers in such areas. While the Company believes it will be able to establish these relationships, there is no assurance that a sufficient number in any given area will be willing to cooperate with the Company or its affiliates.

DEPENDENCE ON LENDERS AS A MORTGAGE BROKER

Lenders which the Company represents as a mortgage broker are under no obligation to continue the relationship or to make loans to any potential borrower presented by the Company or its affiliates. While the Company has had relationships with over 100 lenders to date, most of the loans originated by Finet have been originated through a much smaller number of lenders. This has been due primarily to the favorable rates and other terms offered by such lenders, and the Company believes that if and when other lenders offer comparable terms, the sources of loans would shift accordingly. If lenders with the most competitive terms do not continue to accept loans originated by the Company or its affiliates, if any, its business will be adversely affected.

As a mortgage broker, some lenders attempt to require that the Company repurchase certain mortgage loans funded by such lenders in the event of fraud by the Company or misrepresentations or inaccuracies in borrower's loan applications. To date, the Company has been successful in modifying such agreements and no lenders have requested that the Company purchase any of the mortgage loans originated by the Company, however no assurance can be given that such a request may not occur in the future. Should a lender prevail in such a request, the Company may not have the financial resources to make such a purchase. Finet intends to apply for errors and omissions liability insurance to partially protect itself from this risk, although there can be no assurance that the Company's application, if filed, would be approved, or that, if approved, the Company would be able to afford this insurance.

As a lender, because such borrower misrepresentation or inaccuracy was later determined, MMI on occasion has been required to repurchase a loan from the institutional investor to whom it sold the loan. In the past, MMI has been able to resell the loan to another investor or to otherwise resolve the matter without material financial consequences. However, there can be no assurances that the required repurchase of a loan in the future will not have material adverse consequences.

POTENTIAL LIABILITIES TO BORROWERS

Borrowers could claim to have suffered adverse financial effects from utilization of Finet's services. The most common instance of complaint in the industry occurs when a borrower fails to lock in an interest rate and, at the time of closing, the available rate has increased from the rate available at the time of application. While assessment of such claims is highly subjective, in a few instances where it was considered possible that the borrower had not been made sufficiently aware of the possibility of rate increases and the protection afforded by a rate lock, Finet has resolved the matter to the borrower's satisfaction by discounting its fees.

MORTGAGE BANKING RISKS

Through its subsidiary MMI, the Company also functions as a lender for some of the loans it originates. The real estate financing sector is in a period of consolidation, with many lenders closing or ceasing mortgage banking operations. As a non-depository mortgage banker, MMI is dependent upon a specialized mortgage credit facility to finance its mortgage lending activities. Its current mortgage banking lines of credit are provided by a single lender with whom it has had a relationship since 1988. The warehouse facility currently has an $80 million limit. The Company's loan volume has increased to the point where, as is common in the industry, its increasing credit facility needs are best provided by a group of such lenders sharing the total credit risk. The Company is currently negotiating with its current and other lenders who are interested in acting as the lead manager of such group. There can be no assurance that the Company will be successful in arranging such a syndicated credit facility or that the relationship with its single current lender can be sustained until such time.

As interest rates rise and the economy declines, the rate of mortgage loan foreclosures tends to rise. As a result, the Company occasionally is required to hold foreclosed residential real estate in inventory ("REO") until it can be resold. Depending on the circumstances of the transaction, the Company may or may not be able to sell the property for more than the outstanding loan balance. There can be no assurance that such transactions will not have a material adverse effect on the Company's operations.


MARKET ACCEPTANCE BY POTENTIAL AFFILIATES

The Company's ability to operate profitably will depend on its ability to achieve a substantial increase in loan originations, which will, in turn, depend on a significant expansion of the number of Realtors, mortgage brokers and loan agents offering its services. The Company believes that it has developed several profitable means of expanding the number of loan closings, including the PTN's systems and services, Finet's Service Center, and Monument Mortgage's mortgage banking and alternative lending activities. While the Company believes it offers attractive advantages to homebuyers and mortgage brokers, there can be no assurance that others will perceive such advantages to be attractive.

UNPROVEN PLAN OF OPERATION

The Company's prior franchise-based business plan was not implemented as planned. Although not all aspects of its revised business development plan are new, the integrated real estate services distribution system the Company has developed is at an early stage of operation, and there can be no assurance that such plan will operate efficiently or profitably. There can be no assurance that the Company will not experience unforeseen difficulties in the implementation of its business plan on the contemplated basis.

COMPETITION

The online commerce market, particularly over the Internet, is new, rapidly evolving and intensely competitive, which competition the Company expects to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. In addition, the residential mortgage loan business is intensely competitive. The Company currently or potentially competes with a variety of other companies. These competitor include: (i) various online mortgage companies, including E-Loan Inc., HomeShark and AllTell Information Services; (ii) a number of indirect competitors that specialize in online commerce or derive a substantial portion of their revenues from online commerce, including Yahoo! and Microsoft Corporation, through which other online mortgage companies may offer products;
(iii) mortgage banking companies, commercial banks, savings associations, credit unions and other financial institutions which originate mortgage loans; and (iv) mortgage brokers.

Most of these financial institutions have greater financial strength, larger organizations, more experience and larger, more established market shares than the Company. Competition for borrowers and loan personnel is intense, especially in California. In addition, the barriers to entry in the mortgage brokerage industry are relatively few, thus there can be no assurance that the Company will not face increased competition from new entrants to this industry. Many of the Company's mortgage banking and mortgage brokerage competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company. In addition, many of these competitors offer a wider range of services and financial products than the Company, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many current and potential competitors also have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. Such competitors may be able to undertake more extensive promotional activities, offer more attractive terms to customers than the Company and adopt more aggressive pricing policies, possibly even sparking a price war in the electronic mortgage business. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their services and products. For example, E-Loan has formed a joint venture with the Internet browser Yahoo! that gives E-Loan a presence on a highly visited site on the World Wide Web. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

EARLY STAGE OF MARKET DEVELOPMENT, DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE AND THE INTERNET

The market for electronic residential real estate services, particularly over the Internet, is at an early stage of development and is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. With respect to the Company, this uncertainty is compounded by the risks that consumers will not adopt online commerce and that an appropriate infrastructure necessary to support increased commerce on the Internet will fail to develop, in each case, to a sufficient extent and within an adequate time frame to permit the Company to succeed.

Sales of many of the Company's services and products will depend upon the adoption of the Internet by consumers as a widely used medium for commerce and communication. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary services and products, such as high speed modems and high speed communication lines. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use, accessibility and quality of service) remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and communication on the Internet. Because global commerce and online exchange of information on the Internet and other similar area networks are new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace. If critical issues concerning the commercial use of the Internet are not favorably resolved, if the necessary infrastructure is not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and operating results may be materially adversely affected.

Adoption of online commerce, particularly by those individuals that have historically relied upon traditional means of commerce, will require a broad acceptance by such individuals of new and substantially different methods of conducting business. Moreover, the Company's online mortgage services over the Internet involve a new approach to home acquisition and financing and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of the Company's online services and products. For example, consumers who already obtain mortgage services from more traditional providers, may be reluctant or slow to change to obtaining mortgage services over the Internet. Moreover, the security and privacy concerns of existing and potential users of the Company's services may inhibit the growth of online commerce generally, and online application for mortgages in particular, which could have a material adverse effect on the Company's business, financial condition and operating results.

RAPID TECHNOLOGICAL CHANGE; LACK OF PROPRIETARY TECHNOLOGY

To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of its online services. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing technology and systems obsolete. While the Company believes it currently offers capabilities and services which would be difficult for independent mortgage brokers to duplicate, little of its computer software, information databases or applications is proprietary. Consequently, it may be possible for competitors to develop programs similar or even superior to that currently marketed by the
Company.   Additionally,  although the connectivity  features offered by the
Property Transaction Network and iQualify are currently unique, proprietary and operational, there can be no assurance that others will not develop and offer competitive services, or that, if so offered that they will not gain greater acceptance among potential customers.

The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of Web sites and other technology entails significant technical and business risks. There can be no assurance that the Company will successfully use new technologies effectively or adapt its Web site, technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, prospects, financial condition and results of operations would be materially adversely affected.

RISKS OF SYSTEMS FAILURES

A key element of the Company's strategy is to generate high volume of traffic on, and use of, its Web sites. Accordingly, the satisfactory performance, reliability and availability of the Company's Web sites, transaction-processing systems and network infrastructure are critical to the Company's reputation and its ability to attract and retain customers and maintain adequate customer service levels. The Company's revenues depend in part on the number of customers who visit its Web sites and the volume of transactions processed via the sites. Any system interruptions that result in the unavailability of the Company's Web sites or reduced transaction performance would reduce the volume of services provided and the attractiveness of the Company's product and service offerings. The Company has experienced periodic system interruptions, which it believes will continue to occur from time to time. Any substantial increase in the volume of traffic on the Company's Web sites may require the Company to expand and upgrade further its technology, transaction-processing systems and network infrastructure. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its Web sites or timely expand and upgrade its systems and infrastructure to accommodate such increases.

ONLINE COMMERCE SECURITY RISKS

A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as homebuyers' financial statements. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, financial condition and operating results.

GOVERNMENT REGULATION AND LICENSING

The Company's mortgage brokerage operations, and the mortgage banking operations of MMI, are subject to extensive regulation by federal and state authorities. The US Department of Housing and Urban Development ("HUD") regulates certain aspects of the mortgage lending business. The Real Estate Settlement Procedures Act of 1974 ("RESPA"), a Federal statute, requires that certain disclosures, such as a Truth-in-Lending Statement, be made to borrowers and that certain information, such as the HUD Settlement Costs booklet, be provided to borrowers. The Fair Housing Act prohibits among other practices, discrimination, unfair and deceptive trade practices, and requires disclosure of certain basic information to mortgagors concerning credit terms. If the Company fails to comply with such regulations, possible consequences could include loss of approved status, demands for indemnification, class action law suits, and administrative enforcement actions.

Additionally, RESPA contains certain prohibitions regarding the giving or taking of a fee, kickback, or anything of value for the referral of business to any specific person or organization. However, there is no prohibition regarding the payment of reasonable compensation for the provision of goods, services and facilities.

From time to time in its debate over tax reform, Congress has discussed eliminating deductibility of mortgage interest. Should this occur, it will reduce the number of those who can afford home ownership. Additionally, several large law firms have promoted class action claims that certain industry fee practices violate RESPA. While the industry has responded vigorously to these activities, no assurances can be given as to their outcome and the impact on the industry.

Additionally, in California, regulation and licensing of mortgage brokers falls under the California Department of Real Estate (DRE). Certain of MMI's mortgage banking activities fall under the jurisdiction of the California Department of Corporations (DOC). Other than banking industry employees, who are exempt from DRE licensing requirements, individuals engaged directly in the origination of loans or the dissemination of certain information are required to be licensed by the DRE. The Company and its net branch affiliates will also be required to be licensed in accordance with the differing requirements of the various states in which offices or operations are established.

RISKS ASSOCIATED WITH SALES OF MORTGAGE LOANS; FEDERAL PROGRAMS AND RELATED AGREEMENTS

The Company funds its mortgage loan production operations ultimately by selling or exchanging all mortgage loans that it originates in the secondary markets, such as to Fannie Mae and Freddie Mac. The Company's ability to sell mortgage loans is largely dependent upon the continuation of programs administered by Fannie Mae and Freddie Mac, which facilitate the pooling of those mortgage loans into mortgage-backed securities, as well as the Company's continued eligibility to participate in such programs. The discontinuation of, or a significant reduction in, the operation of such programs would have a material adverse effect on the Company's operations. The Company expects that it will continue to remain eligible to participate in these programs but any significant impairment of such eligibility would also materially adversely affect its operations. In addition, the products offered under these programs may be changed from time to time by the sponsor. The profitability of specific products may vary depending on a number of factors, including the administrative costs to the Company of originating these products.

The Company is also dependent upon private investors other than Freddie Mac and Fannie Mae for the sales of mortgage loans that do not qualify (primarily as a result of limitations as to maximum loan size) for programs conducted by these agencies. To the extent that private investors reduce their purchases, the price and level of the market for those mortgage loans will be negatively affected, which would adversely impact the Company's mortgage loan production volume and potentially its profitability.

POSSIBLE ADVERSE EFFECTS OF FUTURE SALES OF SHARES ON MARKET

Future sales of Common Stock by existing stockholders of the shares registered herein, or pursuant to contemplated future registrations on Form S-3 or Form SB-2, or pursuant to Rule 144 of the Securities Act could have an adverse effect on the price of the Common Stock. In addition to the 3,305,070 shares being registered herein, the Company is preparing a Form S-3 registration statement on behalf of selling security holders which will register approximately 29,715,000 shares of Common Stock and which the Company expects to file with the SEC by July 1998. Sales of significant numbers of registered shares into the open market may have a depressive effect on the market for and the trading price of the Common Stock, but the Company cannot predict the likely timing or extent of any sales or the long- or short-term market effect of any sales. In addition, a total of an additional approximately 1,597,000 shares of Common Stock currently outstanding may be deemed "restricted securities" as that term is defined in the Securities Act, and may only be sold pursuant to a registration statement under the Securities Act, in compliance with Rule 144 under the Securities Act, or pursuant to another exemption therefrom.

NASDAQ MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING FROM THE NASDAQ SYSTEM AND MARKET ILLIQUIDITY

The Company's Common Stock is included in The Nasdaq SmallCap Market. For continued inclusion on The Nasdaq SmallCap Market, (i) the Company will have to maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (ii) the minimum bid price of the Common Stock will have to be $1.00 per share, (iii) there must be at least 500,000 shares in the public float valued at $1,000,000 or more, (iv) the Common Stock must have at least two active market makers, and (v) the Common Stock must be held by at least 300 holders. If the Company is unable to satisfy Nasdaq's requirements for continued listing, such securities may be delisted from The Nasdaq SmallCap Market. In such event, trading, if any, in such securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the Nasdaq's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

RISKS OF LOW-PRICED STOCKS; PENNY STOCK REGULATIONS

If the Company's Common Stock was delisted from The Nasdaq SmallCap Market it may become subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's Common Stock and Warrants and may affect the ability of purchasers in this Offering to sell any of the Common Stock or Warrants acquired pursuant to this Memorandum in the secondary market.

The Commission's regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to the Company's Common Stock, Units, Preferred Stock and Warrants if the Common Stock remains listed on The Nasdaq SmallCap Market and certain price and volume information is provided on a current and continuing basis and the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will continue to qualify for exemption from these restrictions. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Common stock or Warrants could be materially adversely affected.

NO DIVIDENDS ON COMMON STOCK

To date, the Company has not paid any dividends on its Common Stock, and the Company anticipates that no dividends will be paid on the Common Stock in the foreseeable future. See "Dividend Policy."

                                 USE OF PROCEEDS

The Company will receive no proceeds from the sale by the Selling Security Holders of the shares of Common Stock offered hereby. Upon the exercise of a Warrant, the Company will receive the applicable exercise price per share from the Selling Security Holder. The Company will use such proceeds, if any, to increase working capital.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $0.01 par value per share, and 100,000 shares of Preferred Stock, $0.01 par value per share, of which 30,639,184 shares of Common Stock were issued and outstanding as of April 14, 1998. No shares of Preferred Stock were outstanding at that date.

CONVERSION OF THE DEBENTURES

In March and April 1998 the Company issued $5,500,000 of 3% Subordinated Convertible Debentures with a scheduled maturity date three years from their issuance date. At the option of the holders thereof, the Debentures are convertible into the Company's Common Stock at a conversion rate determined by dividing the aggregate principal amount, plus any accrued interest at 3% per annum and certain other possible obligations, by the lesser of (i) $5.00 per share, or (ii) 78% (the "Applicable Discount") of the average of the closing bid price for the Company's Common Stock for the 10 consecutive trading days ending on the trading day immediately preceding such conversion date. The Common Stock into which the Debentures are convertible is offered hereby. Pursuant to the terms of the Debentures, the Company is obligated to register the Common Stock into which the Debentures are convertible and provide the Selling Security Holders with a current prospectus upon request for such Selling Security Holders to use in the resale of the Common Stock. The conversion price is subject to adjustment if the Company (i) subdivides or combines its outstanding shares of Common Stock or declares a dividend payable in Common Stock of the Company; or
(ii) reorganizes or reclassifies its capital stock, consolidates or merges with another corporation or sells all or substantially all of its assets to another corporation.

EXERCISE OF WARRANTS

In connection with the Company's offering of the Debentures, the Company issued Warrants to investors to purchase 100,000 shares of the Company`s Common Stock at $5.71 per share and 37,500 shares at $4.88 per share (the "Exercise Price"). The Exercise Price is subject to adjustment if the Company (i) subdivides or combines its outstanding shares of Common Stock or declares a dividend payable in Common Stock of the Company; or (ii) reorganizes or reclassifies its capital stock, consolidates or merges with another corporation or sells all or substantially all of its assets to another corporation. The investor warrants are immediately exercisable and expire three years from their issuance date.

                            SELLING SECURITY HOLDERS

An aggregate of up to 3,305,070 shares of Common Stock are being offered for resale by certain Security Holders of the Company pursuant to this Prospectus. Of those shares, a total of 3,167,570 are issuable upon conversion by the holders of 3% Subordinated Convertible Debentures in the principal amount of $5,500,000, and up to 137,500 shares are issuable upon exercise of Warrants held by the holders of the Debentures. All shares, to the extent they are being offered, are being offered for the account of the following Security Holders and their donees or pledgees (the "Selling Security Holders").

The following table sets forth certain information with respect to the Selling Security Holders for whom the Company is registering the Common Stock for resale to the public, including: (i) beneficial ownership of Common Stock as of the date of this Prospectus, (ii) the principal amount of Debentures owned by each Selling Security Holder, (iii) the number of shares issuable upon conversion of the Debentures and accrued interest thereon, (iv) the number of shares issuable upon exercise of Warrants, (v) the percentage of class owned (assuming the number of shares were issued upon conversion); and (vi) the number of shares offered by each Selling Security Holder (assuming the maximum number of shares were issued upon conversion and exercise). The Company has no knowledge of the intentions of any Selling Security Holder to actually sell any of the shares listed under the columns "Shares Issuable Upon Conversion" or "Shares Issuable Upon Exercise of Warrants." There are no material relationships between any of the Selling Security Holders and the Company other than as disclosed below. All such persons have (or will have, upon the conversion or exercise of outstanding Debentures or Warrants) sole voting and investment power with respect to the Shares being offered.


                                                                   Shares
                                                                Issuable Upon
                              Beneficial                        Conversion of
                             Ownership of       Principal      Debentures and    Shares Issuable
                             Common Stock       Amount of        Interest(2)    Upon Exercise of                    Percent
                             at Prospectus   Debenture Owned                       Warrants(3)         Shares       of
Selling Security Holder        Date(1)                                                               Offered(4)     Class(5)
-----------------------      --------------  ----------------   --------------  -----------------    ----------     ---------
Atlantis Capital Fund          454,928            $750,000        436,178         18,750               454,928          1.5%
Limited

Sovereign Partners, L.P.      1,726,515          $3,000,000      1,651,515        75,000             1,726,515          5.6%


Dominion Capital Fund,        1,123,627          $1,750,000      1,079,877        43,750             1,123,627          3.7%
Ltd.

Total                        3,305,070          $5,500,000       3,167,570        137,500            3,305,070         10.8%
                             =========          ==========      ==========        =======            =========          ====


(1) Includes shares owned prior to this offering and the shares which are issuable upon the conversion of the Debentures and exercise of the Warrants held by the Selling Security Holders.

(2) The number of shares of Common Stock issuable upon conversion of the Debentures is determined by dividing the aggregate principal amount, plus any accrued interest at 3% per annum by the lesser of (i) $5.00 per share, or (ii) 78% (the "Applicable Discount") of the average of the closing bid price for the Company's Common Stock for the 10 consecutive trading days ending on the trading day immediately preceding such conversion date. For purposes of this Registration Statement the Company has computed the number of shares issuable pursuant to each Tranch as follows. $4,000,000 in Debentures were sold in the First Tranch and $1,500,000 in the Second. The number of shares issuable pursuant to conversion of the First Tranch is computed by dividing the aggregate principal and interest at maturity of $4,360,000 by $2.97. The $2.97 figure assumes a 78% discount rate and a conversion price of $3.81. The Second Tranch number is computed by dividing the aggregate principal and interest at maturity of $1,635,000 by $2.54, the latter number assumes a 78% discount rate and a conversion price of $3.25. Pursuant to registration rights agreements with the Selling Security Holders, the Company is registering 150% of what is converted based on the foregoing computations.

(3) Assumes the exercise of 100 percent of the Warrants granted to each Debenture holder based on the exercise price of $5.71 per share for the First Tranch and $4.88 per share for the Second Tranch.

(4) Assumes issuance of the shares on conversion of the Debentures at a conversion price of $3.81 per share for the First Tranch and $3.25 per share for the Second Tranch (the closing bid price for the Company's Common Stock on the trading day prior to each Tranch closing) and the exercise of 100 percent of the Warrants.

(5) Represents maximum shares obtainable through conversion or exercise divided by the current outstanding shares as of the date of this Prospectus of 30,639,184. An asterisk (*) represents less than 1%.


                              PLAN OF DISTRIBUTION

The purpose of the Prospectus is to permit the Selling Security Holders, if they desire, to offer 3,305,070 shares of Common Stock (the "Selling Security Holder Shares") at such times and at such places as the Selling Security Holders choose.

The decision to convert the Debentures into shares, to exercise the Warrants, or to sell any shares, is within the sole discretion of the holders thereof. There can be no assurance that any of the Debentures will be converted or that any of the Warrants will be exercised, or any shares will be sold by the Selling Security Holders.

Subsequent to conversion or exercise, if any, each Selling Security Holder is free to offer and sell his or her Common Shares at such times, in such manner and at such prices as he or she shall determine. The Selling Security Holders have advised the Company that sales of Common Shares may be effected from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions through the writing of options on the Common Shares, settlement of short sales of Common Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Security Holders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Common Shares by the Selling Security Holders.

The Selling Security Holders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders and/or the purchasers of Common Shares for whom such broker-dealer may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Security Holders and any broker-dealers that act in connection with the sale of Common Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealer and any profit on the resale of the Common Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Shares against certain liabilities including liabilities arising under the Securities Act.

Because Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to the prospectus delivery requirements of the Securities Act.

Selling Security Holders also may resell all or a portion of the Common Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

The Company will not receive any proceeds from any sales of the Selling Security Holder Shares, but will receive the proceeds from the exercise of certain Warrants held by the Selling Security Holders, which proceeds, if any, will be used for general corporate purposes.

In connection with this registration by the Company, the Company shall use its best efforts to prepare and file with the Commission such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the shares covered by the Registration Statement for the period required to effect the distribution of such shares.

This Registration Statement is being filed by the Company pursuant to a Registration Rights Agreement dated March 18, 1998, by and between the Company and certain Selling Security Holders. The Registration Rights Agreement provides for indemnities from the Company in favor of certain Selling Security Holders.


                        EXCLUSION OF DIRECTOR LIABILILTY

Pursuant to the General Corporation Law of Delaware, the Company's Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

                                  LEGAL OPINION

The validity of the Common Stock offered hereby will be passed on for the Company by Severson & Werson, A Professional Corporation, One Embarcadero Center, 26th Floor, San Francisco, California 94111.

                                     EXPERTS

The financial statements of the Company incorporated by reference in the Prospectus and Registration Statement for the fiscal year ended April 30, 1997 have been audited by Reuben E. Price & Co., independent certified public accountants, as set forth in their report incorporated by reference elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                                           Page

Disclosure Regarding Forward-Looking Statements...............................3

Available Information.........................................................3

Incorporation By Reference....................................................4

Prospectus Summary............................................................5

Risk Factors..................................................................7

Use Of Proceeds..............................................................16

Description Of Capital Stock.................................................16

Selling Security Holders.....................................................17

Plan Of Distribution.........................................................18

Exclusion Of Director Liability..............................................19

Legal Opinion................................................................20

Experts......................................................................20


                                3,305,070 Shares

                                 of Common Stock

                       offered by Selling Security Holders

                           FINET HOLDINGS CORPORATION

                                   PROSPECTUS

                                 APRIL 23, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Company in connection with the sale of the Securities being registered hereby. All of the amounts shown are estimated, except the SEC registration fee and the Nasdaq SmallCap Market listing fee.

Securities and Exchange Commission Registration Fee                      $3,324

Nasdaq Small Cap Market listing fee                                      $7,500

Legal fees and expenses                                                 $25,000

Accounting fees and expenses                                            $25,000

Printing expenses                                                       $ 5,000

Miscellaneous expenses                                                  $ 2,000
                                                                        -------
TOTAL                                                                   $67,824

ITEM 15.  INDEMNIFICAITON OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Article VI of the Company's Bylaws provides for indemnification of the directors and officers of the Company to the fullest extent permissible under Delaware law.

Directors  and  officers  of the  Company  are  insured,  at the  expense of the
Registrant,   against  certain  liabilities  which  might  arise  out  of  their employment and which might not be subject to indemnification under the Bylaw.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following documents are filed herewith or incorporated herein by reference.



          Exhibit No.      Description of Exhibits

          4.1* Form of Securities Purchase Agreement among the Registrant and each Selling Security Holder

          4.2* Form of 3% Subordinated Convertible Debenture issued by the Registrant to each Selling Security Holder

          4.3* Form of Common Stock Purchase Warrant issued by the Registrant to each Selling Security Holder

          4.4*             Form of Registration Rights Agreement   among   the
                           Registrant and each Selling Security Holder

          5.1 Opinion of Severson & Werson, A Professional Corporation, as to legality

          23.1 Consent of Severson & Werson, A Professional Corporation (included in Exhibit 5.1)

          23.2             Consent of Reuben E. Price & Co.

          24.1             Power of Attorney (included on signature page)


* Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 8-K dated April 6, 1998.

ITEM 17.  UNDERTAKINGS

         (a)       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
Section  10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or
events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii)  To include any  material information with
 respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

                  (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting requirements of Rule 13a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on April 23, 1998.

                            FINET HOLDINGS CORPORATION


                            By: /s/ Jan C. Hoeffel
                                --------------------------------------
                                JAN C. HOEFFEL, President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. Daniel Rawitch and Jan C. Hoeffel, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                        Title                                   Date
                 ---------                        -----                                   -----

/s/ L. Daniel Rawitch
--------------------------------           Chief Executive Officer and Director
L. Daniel Rawitch                          (Principal Executive Officer)               April 23, 1998


/s/ Jan C. Hoeffel
--------------------------------           President and Director                      April 23, 1998
Jan C. Hoeffel


/s/  George P. Winkel
---------------------------------         Chief Financial Officer  (Principal          April 23, 1998
George P. Winkel                          Financial Officer and Principal
                                          Accounting Officer)

/s/  Jose Filipe Nobre Guedes
---------------------------------                                                      April 23, 1998
Jose Filipe Nobre Guedes                  Director


/s/ S. Lewis Meyer
---------------------------------                                                      April 23, 1998
S. Lewis Meyer                            Director


/s/  James W. Noack
---------------------------------                                                      April 23, 1998
James W. Noack                            Director


/s/  Stephen J. Sogin
---------------------------------                                                      April 23, 1998
Stephen J. Sogin                          Director




---------------------------------
Jose Maria Salema Garcao                  Director                                     April   , 1998
